Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, November 1, 2022	Greg Peterson
Vice President, Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS RECORD THIRD QUARTER RESULTS
•Record net sales of $3.1 billion, up 14.5% year-over-year, driven by North and South America
•North American sales up ~43% year-over-year from growth in Fendt and Precision Planting products
•Record operating margin of 10.6%, expanded 140 basis points through pricing and improved mix
•South American operating margin of nearly 19%
•Reaffirms full year operating margin and earnings per share outlook

    DULUTH, GA – November 1st – AGCO, Your Agriculture Company (NYSE: AGCO), a worldwide manufacturer and distributor of agricultural equipment and solutions, reported its results for the third quarter ended September 30, 2022. Net sales for the third quarter were approximately $3.1 billion, an increase of approximately 14.5% compared to the third quarter of 2021. Excluding unfavorable foreign currency translation of approximately 11.8%, net sales in the quarter increased approximately 26.3% compared to the third quarter of 2021. Reported net income was $3.18 per share for the third quarter of 2022, and adjusted net income(3), which excludes restructuring expenses, was also $3.18 per share. These results compare to reported net income of $2.40 per share and adjusted net income, which excludes restructuring expenses, of $2.41 per share for the third quarter of 2021.

    “We delivered record third quarter sales and earnings driven through the consistent execution of our farmer-first strategy, coupled with continued robust market conditions in many of our regions,” stated Eric Hansotia, AGCO’s Chairman, President and Chief Executive Officer. “Our solid operational performance and continued strong pricing overcame ongoing supply chain challenges, inflationary pressures and significant currency headwinds. Healthy farm fundamentals are supporting order boards that now stretch well into 2023 in some regions. The success of our farmer-first strategy, focused on growing our precision ag business, globalizing a full-line of our Fendt branded products and expanding our parts and service business, is generating strong growth in these margin-rich businesses.”

    Mr. Hansotia continued, “Global market conditions remain positive as favorable farm economics are allowing farmers to upgrade and replace their aging fleets. At the same time, our smart technology product lines are in strong demand and are helping to drive meaningful productivity improvements for our customers through both retrofitting their current equipment and in our new product offerings. We will continue to accelerate investments in premium technology, smart farming solutions and enhanced digital capabilities to support our farmer-first strategy while helping to sustainably feed the world.”

Third Quarter Highlights
•Reported regional sales results(1): Europe/Middle East (“EME”) (4.9)%, North America +42.6%, South America +49.0%, Asia/Pacific/Africa (“APA”) 3.8%
•Constant currency regional sales results(1)(2)(3): EME +14.6%, North America +43.5%, South America +49.7%, APA +14.7%

•Regional operating margin performance: EME 10.2%, North America 12.4%, South America 18.8%, APA 13.2%

    (1)    As compared to third quarter 2021.
    (2)    Excludes currency translation impact.
    (3)    See reconciliation of Non-GAAP measures in appendix.

    Net sales for the first nine months of 2022 were approximately $8.8 billion, an increase of approximately 9.6% compared to the same period in 2021. Excluding unfavorable foreign currency translation of approximately 8.2%, net sales for the first nine months of 2022 increased approximately 17.9% compared to the same period in 2021. For the first nine months of 2022, reported net income was $7.58 per share, and adjusted net income(3), excluding impairment charges, restructuring expenses and other related items, was $7.95 per share. These results compare to reported net income of $8.11 per share, and adjusted net income, excluding restructuring expenses and the reversal of a valuation allowance previously established against the Company’s deferred tax assets in the United States, of $7.30 per share for the first nine months of 2021.

Market Update

	Industry Unit Retail Sales
	Tractors	Combines
Nine Months Ended September 30, 2022	Change from Prior Year Period	Change from Prior Year Period
North America(1)	(6)%	3%
South America	9%	(3)%
Western Europe(2)	(10)%	(9)%
(1) Excludes compact tractors.
(2) Based on Company estimates.
    “Healthy farm income is projected across most of the major agricultural production regions with elevated crop prices offsetting higher fuel, fertilizer and other input costs,” stated Mr. Hansotia. “Despite ongoing supply chain disruptions, favorable farm economics are expected to generate strong demand across all the major global markets well into 2023.”
    Global industry production and retail sales were down modestly in the first nine months of 2022 compared to last year's elevated levels due primarily to supply chain limitations. Industry retail sales for tractors in North America were down approximately 6% in the first nine months of 2022 compared to last year. The decline was driven by weaker sales in smaller tractors partially offset by improved sales of high horsepower tractors, which increased approximately 8% in the first nine months of 2022 compared to the same period in 2021.

    In Western Europe, industry retail tractor sales decreased approximately 10% in the first nine months of 2022 compared to strong levels in the same period of 2021. Farmer sentiment in the region has been negatively impacted by the conflict in Ukraine, looming energy concerns, and higher input cost inflation. Forecasts for healthy farm income in Western Europe are expected to support relatively flat retail demand for equipment in the fourth quarter of 2022.

    South American industry retail sales increased during the first nine months of 2022 in both Brazil and Argentina compared to 2021 levels. Healthy farm income, supportive exchange rates and continued expansion in planted acreage are driving increased investments in high tech farm equipment.

    “Disruptions in the global supply chain are continuing to limit industry production; however, we continue to expect strong demand in the fourth quarter to support full year 2022 industry retail sales above 2021 levels in South America, relatively flat sales in North America and modestly lower sales in Western Europe,” continued Mr. Hansotia.

Regional Results
AGCO Regional Net Sales (in millions)

Three Months Ended September 30,	2022	2021	% change from 2021	% change from 2021 due to currency translation(1)	% change excluding currency translation
North America	$910.5	$638.7	42.6%	(0.9)%	43.5%
South America	571.2	383.3	49.0%	(0.7)%	49.7%
Europe/Middle East	1,390.1	1,462.4	(4.9)%	(19.6)%	14.6%
Asia/Pacific/Africa	249.8	240.7	3.8%	(10.9)%	14.7%
Total	$3,121.6	$2,725.1	14.5%	(11.8)%	26.3%

Nine Months Ended September 30,	2022	2021	% change from 2021	% change from 2021 due to currency translation(1)	% change excluding currency translation
North America	$2,351.4	$1,984.5	18.5%	(0.6)%	19.1%
South America	1,446.8	902.1	60.4%	4.3%	56.1%
Europe/Middle East	4,260.8	4,424.8	(3.7)%	(14.3)%	10.6%
Asia/Pacific/Africa	693.5	671.7	3.2%	(7.8)%	11.0%
Total	$8,752.5	$7,983.1	9.6%	(8.2)%	17.9%
(1) See Footnotes for additional disclosures.
North America
    Net sales in the North American region grew 19.1% in the first nine months of 2022 compared to the same period of 2021, excluding the negative impact of currency translation. The increase resulted primarily from increased sales of tractors and precision planting equipment along with the effects of pricing to mitigate inflationary cost pressures. Income from operations for the third quarter of 2022 was approximately $76.9 million higher compared to the same period in 2021, which drove an increase in income from operations for the first nine months of 2022 by approximately $3.8 million compared to 2021. Operating income benefited from higher sales and production, but was mostly offset by material and logistics cost inflation, higher production costs and increased operating expenses.

South America
    South American net sales increased 56.1% in the first nine months of 2022 compared to the same period of 2021, excluding the impact of favorable currency translation. Sales grew strongly across all markets, driven by robust industry demand and favorable pricing impacts. Income from operations in the first nine months of 2022 increased by approximately $155.4 million compared to the same period in 2021, and operating margins reached approximately 16.5%. The improved South America results reflect the benefit of higher sales and production, pricing in excess of material cost inflation and a favorable sales mix.

Europe/Middle East
    Europe/Middle East net sales increased 10.6% in the first nine months of 2022 compared to the same period in 2021, excluding unfavorable currency translation. The improvement was driven by higher sales of tractors and replacement parts along with favorable pricing actions. Strong growth in France, Turkey, Central Europe and Scandinavia accounted for most of the increase. Income from operations decreased approximately $72.5 million in the first nine months of 2022, compared to the same period in 2021. The decline was the result of foreign currency translation, a weaker sales mix and higher production costs.

Asia/Pacific/Africa
    Net sales in Asia/Pacific/Africa increased 11.0%, excluding the negative impact of currency translation, in the first nine months of 2022 compared to the same period in 2021. Higher sales in Australia and Africa were partially offset by lower sales in China. Income from operations improved by approximately $21.5 million in the first nine months of 2022 and operating margins expanded by approximately 2.7% compared to the same period in 2021 due to higher sales and a richer sales mix.

Outlook
    The ability of the Company’s supply chain to deliver parts and components on schedule remains difficult to predict. The following outlook is based on AGCO’s current estimates of component deliveries. AGCO’s results will be impacted if the actual supply chain delivery performance differs from these estimates.
•Net sales for 2022 ranging from $12.5 to $12.6 billion
•Gross and operating margins are projected to improve from 2021 levels, reflecting the impact of higher sales and production volumes as well as favorable pricing to offset material and labor cost inflation
•Increased investments in engineering and other technology investments to support AGCO’s precision ag and digital initiatives
•Full year adjusted earnings per share of $11.70 to $11.90

* * * * *
    AGCO will host a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, November 1, 2022. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
* * * * *
Safe Harbor Statement
    Statements that are not historical facts, including the projections of earnings per share, production levels, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, strategy, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.
•COVID-19 has negatively impacted our business, initially through closures, higher absentee rates, and reduced production at both our plants and the plants that supply us with parts and components, and more recently through supply chain challenges, including the inability of some of our suppliers to meet demand and logistics and transportation-related companies to deliver products in a timely manner. In addition, we have had to incur various costs related to preventing the spread of COVID-19, including changes to our factories and other facilities and those related to enabling remote work. We expect COVID-19 to continue to impact our business, although the manner and extent to which it impacts us will depend on future developments, including the duration of the pandemic, the timing, distribution and impact of vaccinations, and possible mutations of the virus that are more contagious or resistant to current vaccines. Measures taken by governments around the world, as well as businesses, including us, and the general public in order to limit the spread of COVID-19 will impact our business as well. These measures have included travel bans and restrictions, quarantines, shelter in place orders, curfews, business and government office closures, increased border controls or closures, port closures and transportation restrictions. The impacts of COVID-19 and such measures could include decreases in demand for our products, factory closures, increased absentee rates, reduced production, incurrence of additional costs due to the adherence to cleaning requirements and social distancing guidelines and increased costs of labor, parts and components and shipping, incurrence of impairment charges, slower collections and larger write-offs of accounts receivable, among other changes.
•We cannot predict or control the impact of the conflict in Ukraine on our business. Already it has resulted in reduced sales in Ukraine as farmers have experienced economic distress, difficulties in harvesting and delivering their products, as well as general uncertainty. There is a potential for natural gas shortages, as well as shortages in other energy sources, throughout Europe, which could negatively impact our production in Europe both directly and through interrupting the supply of parts and components that we use. It is unclear how long these conditions will continue, or whether they will worsen, and what the ultimate impact on our business will be.
•Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.
•A majority of our sales and manufacturing takes place outside the United States, and, many of our sales involve products that are manufactured in one country and sold in a different country, and as a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations. Among these risks are the uncertain consequences of Brexit, the conflict in Ukraine, Russian sanctions and tariffs imposed on exports to and imports from China.
•Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.
•Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was less than optimal; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.
•We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.
•Our success depends on the introduction of new products, particularly engines that comply with emission requirements and sustainable smart farming technology, which require substantial expenditures; there is no certainty that we can develop the necessary technology or that the technology that we develop will be attractive to farmers or available at competitive prices.
•Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations, or otherwise are the victim of a cyberattack, we could be subject to significant claims, penalties and damages.
•Attacks through ransomware and other means are rapidly increasing, and in May 2022 we learned that we had been the victim of a cyberattack. We continue to review and improve our safeguards to minimize our exposure to future attacks. However, there always will be the potential of the risk that a cyberattack will be successful and will disrupt our business, either through shutting down our operations, destroying data, exfiltrating data or otherwise.
•We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. Recently suppliers of several key parts and components have not been able to meet our demand and we have had to decrease our production levels. In addition, the potential of natural gas shortages in Europe, as well as predicted overall shortages in other energy sources, could also negatively impact our production and that of our supply chain in the future. It is unclear when these supply chain disruptions will be restored or what the ultimate impact on production, and consequently sales, will be.
•Although as a general proposition our business has not experienced significant inflation in many years, beginning in the second half of 2021 we experienced significant inflation in a range of costs, including for parts and components, shipping, and energy. While we have been able to pass along most of those costs through increased prices, there can be no assurance that we will be able to continue to do so. If we are not, it will adversely impact our performance.
•We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and performance would decline.
•We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

    Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2021. AGCO disclaims any obligation to update any forward-looking statements except as required by law.
* * * * *
About AGCO
    AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and delivers high-tech solutions for farmers feeding the world through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson®, Precision Planting® and Valtra®, supported by Fuse® smart farming solutions. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of approximately $11.1 billion in 2021. For more information, visit http://www.agcocorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.
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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	September 30, 2022	December 31, 2021
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$607.0	$889.1
Accounts and notes receivable, net	1,175.9	991.5
Inventories, net	3,324.7	2,593.7
Other current assets	593.9	539.8
Total current assets	5,701.5	5,014.1
Property, plant and equipment, net	1,419.4	1,464.8
Right-of-use lease assets	145.8	154.1
Investments in affiliates	416.5	413.5
Deferred tax assets	224.3	169.3
Other assets	279.5	293.3
Intangible assets, net	367.6	392.2
Goodwill	1,263.5	1,280.8
Total assets	$9,818.1	$9,182.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$99.3	$2.1
Short-term borrowings	261.8	90.8
Accounts payable	1,171.4	1,078.3
Accrued expenses	1,896.9	2,062.2
Other current liabilities	188.5	221.2
Total current liabilities	3,617.9	3,454.6
Long-term debt, less current portion and debt issuance costs	1,845.7	1,411.2
Operating lease liabilities	111.9	115.5
Pension and postretirement health care benefits	199.6	209.0
Deferred tax liabilities	108.9	116.9
Other noncurrent liabilities	413.5	431.1
Total liabilities	6,297.5	5,738.3

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.7	0.7
Additional paid-in capital	21.8	3.9
Retained earnings	5,350.3	5,182.2
Accumulated other comprehensive loss	(1,852.4)	(1,770.9)
Total AGCO Corporation stockholders’ equity	3,520.4	3,415.9
Noncontrolling interests	0.2	27.9
Total stockholders’ equity	3,520.6	3,443.8
Total liabilities and stockholders’ equity	$9,818.1	$9,182.1
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended September 30,
	2022	2021
Net sales	$3,121.6	$2,725.1
Cost of goods sold	2,382.7	2,098.4
Gross profit	738.9	626.7
Selling, general and administrative expenses	287.5	266.1
Engineering expenses	104.7	92.8
Amortization of intangibles	14.7	14.1
Restructuring expenses	1.0	1.4
Bad debt (credit) expense	(1.1)	0.4
Income from operations	332.1	251.9
Interest expense, net	2.3	1.2
Other expense, net	33.1	14.1
Income before income taxes and equity in net earnings of affiliates	296.7	236.6
Income tax provision	74.2	70.1
Income before equity in net earnings of affiliates	222.5	166.5
Equity in net earnings of affiliates	15.4	15.9
Net income	237.9	182.4
Net income attributable to noncontrolling interests	—	(1.1)
Net income attributable to AGCO Corporation and subsidiaries	$237.9	$181.3
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$3.19	$2.41
Diluted	$3.18	$2.40
Cash dividends declared and paid per common share	$0.24	$0.20
Weighted average number of common and common equivalent shares outstanding:
Basic	74.6	75.2
Diluted	74.9	75.6
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Nine Months Ended September 30,
	2022	2021
Net sales	$8,752.5	$7,983.1
Cost of goods sold	6,691.8	6,093.5
Gross profit	2,060.7	1,889.6
Selling, general and administrative expenses	861.1	803.0
Engineering expenses	312.1	296.3
Amortization of intangibles	45.4	45.8
Impairment charges	36.0	—
Restructuring expenses	4.4	7.4
Bad debt expense (credit)	2.1	(0.3)
Income from operations	799.6	737.4
Interest expense, net	8.6	6.8
Other expense, net	72.3	40.2
Income before income taxes and equity in net earnings of affiliates	718.7	690.4
Income tax provision	205.9	121.4
Income before equity in net earnings of affiliates	512.8	569.0
Equity in net earnings of affiliates	39.7	49.2
Net income	552.5	618.2
Net loss (income) attributable to noncontrolling interests	14.9	(3.3)
Net income attributable to AGCO Corporation and subsidiaries	$567.4	$614.9
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$7.60	$8.16
Diluted	$7.58	$8.11
Cash dividends declared and paid per common share	$5.16	$4.53
Weighted average number of common and common equivalent shares outstanding:
Basic	74.6	75.3
Diluted	74.9	75.8
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income	$552.5	$618.2
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	157.1	164.2
Amortization of intangibles	45.4	45.8
Stock compensation expense	25.4	21.1
Impairment charges	36.0	—
Equity in net earnings of affiliates, net of cash received	(39.1)	(48.6)
Deferred income tax provision (benefit)	5.7	(67.3)
Other	2.3	12.2
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(302.2)	(247.4)
Inventories, net	(951.7)	(868.5)
Other current and noncurrent assets	(74.9)	(131.3)
Accounts payable	199.1	300.4
Accrued expenses	22.5	102.0
Other current and noncurrent liabilities	26.8	140.7
Total adjustments	(847.6)	(576.7)
Net cash (used in) provided by operating activities	(295.1)	41.5
Cash flows from investing activities:
Purchases of property, plant and equipment	(270.5)	(198.7)
Proceeds from sale of property, plant and equipment	2.5	3.9
Investment in unconsolidated affiliates	(1.6)	(1.2)
Purchase of businesses, net of cash acquired	(111.3)	(16.8)
Other	—	(2.4)
Net cash used in investing activities	(380.9)	(215.2)
Cash flows from financing activities:
Proceeds from indebtedness, net	887.7	78.6
Purchases and retirement of common stock	—	(75.0)
Payment of dividends to stockholders	(386.4)	(343.6)
Payment of minimum tax withholdings on stock compensation	(20.0)	(34.1)
Payment of debt issuance costs	(0.2)	—
Distributions to noncontrolling interest	(11.5)	(3.5)
Net cash provided by (used in) financing activities	469.6	(377.6)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(75.7)	(30.8)
Decrease in cash, cash equivalents and restricted cash	(282.1)	(582.1)
Cash, cash equivalents and restricted cash, beginning of period	889.1	1,119.1
Cash, cash equivalents and restricted cash, end of period	$607.0	$537.0
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.    STOCK COMPENSATION EXPENSE
    The Company recorded stock compensation expense as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cost of goods sold	$0.4	$0.2	$1.0	$0.8
Selling, general and administrative expenses	7.4	5.8	24.4	20.5
Total stock compensation expense	$7.8	$6.0	$25.4	$21.3

2.    IMPAIRMENT CHARGES

    As a consequence of the current conflict between Russia and Ukraine, during the three months ended March 31, 2022, the Company assessed the fair value of its gross assets related to its joint ventures in Russia for potential impairment and recorded certain asset impairment charges of approximately $36.0 million, reflected as “Impairment charges” in its Condensed Consolidated Statements of Operations, with an offsetting benefit of approximately $12.2 million included within “Net loss (income) attributable to noncontrolling interests.” In addition, during the three months ended March 31, 2022, the Company recorded a write-down of its investment in its Russian finance joint venture of approximately $4.8 million, reflected within “Equity in net earnings of affiliates” in its Condensed Consolidated Statements of Operations.

3.     RESTRUCTURING EXPENSES
    In recent years, the Company announced and initiated several actions to rationalize employee headcount in various manufacturing facilities and administrative offices located in the U.S., Europe, South America, Africa and China in order to reduce costs in response to fluctuating global market demand. The Company also previously rationalized its grain and protein business during 2019 and 2020. As of December 31, 2021, the Company had approximately $14.7 million of accrued severance and other costs related to such rationalizations. During the three and nine months ended September 30, 2022, the Company recorded an additional $1.0 million and $4.4 million, respectively, of severance costs associated with further rationalizations in connection with the termination of approximately 75 employees, and paid approximately $3.4 million and $10.1 million, respectively, of severance costs. The remaining $7.6 million of severance and other related costs as of September 30, 2022, inclusive of approximately $1.4 million of negative foreign currency translation impacts, are expected to be paid primarily during 2022.

4.    INDEBTEDNESS
    Long-term debt at September 30, 2022 and December 31, 2021 consisted of the following (in millions):

	September 30, 2022	December 31, 2021
Credit facility, expires 2023	800.0	—
1.002% Senior term loan due 2025	244.3	283.7
Senior term loans due between 2023 and 2028	312.2	445.9
0.800% Senior Notes Due 2028	586.4	680.8
Other long-term debt	5.7	7.7
Debt issuance costs	(3.6)	(4.8)
	1,945.0	1,413.3
Less:
Current portion of other long-term debt	(99.3)	(2.1)
Total long-term indebtedness, less current portion	$1,845.7	$1,411.2
    In April 2022, the Company entered into a short-term multi-currency revolving credit facility of €225.0 million with Coöperatieve Rabobank U.A., or “Rabobank.” The Company borrowed $240.0 million in U.S. dollars (or approximately €225.0 million as of April 26, 2022), with a maturity date of March 31, 2023, which remained outstanding as of September 30, 2022. Interest accrues on amounts outstanding under the credit facility, at the Company’s option, at either (1) the secured overnight financing rate (“SOFR”) for borrowings denominated in U.S. dollars or Euro Interbank Offered Rate (“EURIBOR”) for borrowings denominated in Euros plus a margin of 0.75%, or (2) the base rate, which is equal to the higher of (i) the administrative agent’s base lending rate for the applicable currency, (ii) the federal funds rate plus 0.5%, or (iii) one-month adjusted term SOFR plus 1.0%, plus a margin of 0.75%. The credit facility contains covenants restricting, among other things, the incurrence of indebtedness and the making of certain payments, including dividends. The Company also has to fulfill financial covenants with respect to a total debt to EBITDA ratio and an interest coverage ratio. If, on the last business day of any quarter, the outstanding borrowings on the short-term multi-currency revolving credit facility exceed the U.S. dollar equivalent of €225.0 million (as of that date) by 5% or more, the Company is required to repay the amount above such 5% allowance.
    In June 2022, the Company entered into an uncommitted revolving credit facility that allows the Company to borrow up to €100.0 million (or approximately $97.7 million as of September 30, 2022) with Unicredit Bank. The credit facility expires on December 31, 2026. Borrowing requests are required for each borrowing and, the Company must state the amount and interest period at which time the Company is quoted a rate for the entire period. The amount of each requested drawdown must be at least €1.0 million. As of September 30, 2022, the Company had no outstanding borrowings under the revolving credit facility and had the ability to borrow €100.0 million (or approximately $97.7 million).
    As of September 30, 2022 and December 31, 2021, the Company had short-term borrowings due within one year of approximately $261.8 million and $90.8 million, respectively. The balance as of September 30, 2022 related to short-term borrowings includes the short-term revolving credit facility discussed previously of approximately $240.0 million.

5.    INVENTORIES
    Inventories at September 30, 2022 and December 31, 2021 were as follows (in millions):

	September 30, 2022	December 31, 2021
Finished goods	$925.6	$718.2
Repair and replacement parts	715.0	697.8
Work in process	647.4	282.8
Raw materials	1,036.7	894.9
Inventories, net	$3,324.7	$2,593.7

6.    ACCOUNTS RECEIVABLE SALES AGREEMENTS
    The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. As of September 30, 2022 and December 31, 2021, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.2 billion and $1.3 billion, respectively.
    In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world. As of September 30, 2022 and December 31, 2021, the cash received from these arrangements was approximately $170.8 million and $215.4 million, respectively.
    Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $20.4 million and $38.5 million, respectively, during the three and nine months ended September 30, 2022. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $7.4 million and $17.1 million, respectively, during the three and nine months ended September 30, 2021.
    The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of September 30, 2022 and December 31, 2021, these finance joint ventures had approximately $45.8 million and $42.6 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

7.    NET INCOME PER SHARE
    A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three and nine months ended September 30, 2022 and 2021 is as follows (in millions, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$237.9	$181.3	$567.4	$614.9
Weighted average number of common shares outstanding	74.6	75.2	74.6	75.3
Basic net income per share attributable to AGCO Corporation and subsidiaries	$3.19	$2.41	$7.60	$8.16
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$237.9	$181.3	$567.4	$614.9
Weighted average number of common shares outstanding	74.6	75.2	74.6	75.3
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.3	0.4	0.3	0.5
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	74.9	75.6	74.9	75.8
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$3.18	$2.40	$7.58	$8.11

8.    SEGMENT REPORTING
    The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are generally charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and nine months ended September 30, 2022 and 2021 are as follows (in millions):

Three Months Ended September 30,	North America	South America	Europe/Middle East	Asia/Pacific/Africa	Consolidated
2022
Net sales	$910.5	$571.2	$1,390.1	$249.8	$3,121.6
Income from operations	112.7	107.5	142.1	33.0	395.3

2021
Net sales	$638.7	$383.3	$1,462.4	$240.7	$2,725.1
Income from operations	35.8	44.4	192.3	28.6	301.1

Nine Months Ended September 30,	North America	South America	Europe/Middle East	Asia/Pacific/Africa	Consolidated
2022
Net sales	$2,351.4	$1,446.8	$4,260.8	$693.5	$8,752.5
Income from operations	218.2	239.1	465.6	97.7	1,020.6

2021
Net sales	$1,984.5	$902.1	$4,424.8	$671.7	$7,983.1
Income from operations	214.4	83.7	538.1	76.2	912.4

    A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Segment income from operations	$395.3	$301.1	$1,020.6	$912.4
Impairment charges	—	—	(36.0)	—
Corporate expenses	(40.1)	(27.9)	(110.8)	(101.3)
Amortization of intangibles	(14.7)	(14.1)	(45.4)	(45.8)
Stock compensation expense	(7.4)	(5.8)	(24.4)	(20.5)
Restructuring expenses	(1.0)	(1.4)	(4.4)	(7.4)
Consolidated income from operations	$332.1	$251.9	$799.6	$737.4

RECONCILIATION OF NON-GAAP MEASURES
    This earnings release discloses adjusted income from operations, adjusted net income, adjusted net income per share, and net sales on a constant currency basis, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.
    The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, adjusted net income and adjusted net income per share for the three and nine months ended September 30, 2022 and 2021 (in millions, except per share data):

	Three Months Ended September 30,
	2022			2021
	Income From Operations(2)	Net Income(1)	Net Income Per Share(1)(2)	Income From Operations	Net Income(1)(2)	Net Income Per Share(1)
As reported	$332.1	$237.9	$3.18	$251.9	$181.3	$2.40
Restructuring expenses(3)	1.0	0.6	0.01	1.4	1.1	0.01
As adjusted	$333.0	$238.5	$3.18	$253.3	$182.5	$2.41

(1)    Net income and net income per share amounts are after tax.
(2)    Rounding may impact summation of amounts.
(3)    The restructuring expenses recorded during the three months ended September 30, 2022 related primarily to severance and other related costs associated with the Company’s South American manufacturing operations. The restructuring expenses recorded during the three months ended September 30, 2021 related primarily to severance and other related costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices.

	Nine Months Ended September 30,
	2022			2021
	Income From Operations	Net Income(1)(2)	Net Income Per Share(1)	Income From Operations(2)	Net Income(1)	Net Income Per Share(1)
As reported	$799.6	$567.4	$7.58	$737.4	$614.9	$8.11
Impairment of Russian joint ventures(3)	36.0	23.8	0.32	—	—	—
Restructuring expenses(4)	4.4	3.1	0.04	7.4	6.3	0.08
Gain on full acquisition of IAS joint venture(5)	—	(3.4)	(0.05)	—	—	—
Write-down of investment in Russian finance joint venture(6)	—	4.8	0.06	—	—	—
Deferred income tax adjustment(7)	—	—	—	—	(67.8)	(0.89)
As adjusted	$840.0	$595.6	$7.95	$744.7	$553.4	$7.30

(1)    Net income and net income per share amounts are after tax.
(2)    Rounding may impact summation of amounts.
(3)    During the nine months ended September 30, 2022, the Company recorded certain asset impairment charges related to its Russian joint ventures of approximately $36.0 million, reflected as “Impairment charges” in its Condensed Consolidated Statements of Operations, with an offsetting benefit of approximately $12.2 million included within “Net loss (income) attributable to noncontrolling interests.”
(4)    The restructuring expenses recorded during the nine months ended September 30, 2022 related primarily to severance and other related costs associated with the Company’s European and South American manufacturing operations. The restructuring expenses recorded during the nine months ended September 30, 2021 related primarily to severance and other related costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices.
(5)    During the nine months ended September 30, 2022, the Company acquired Appareo Systems, LLC (“Appareo”), which included the acquisition of the remaining 50% of its former 50% IAS joint venture with Appareo. The Company recorded a gain associated with this remaining 50% acquisition of approximately $3.4 million, which was reflected within “Other expense, net” in its Condensed Consolidated Statements of Operations.
(6)    During the nine months ended September 30, 2022, the Company recorded a write-down of its investment in its Russian finance joint venture of approximately $4.8 million, reflected within “Equity in net earnings of affiliates” in its Condensed Consolidated Statements of Operations.
(7)    During the nine months ended September 30, 2021, the Company’s income tax provision includes the benefit of a reversal of approximately $67.8 million related to a valuation allowance previously established against the Company’s net deferred tax assets in the United States. Significant improvements in income from operations in the United States during 2021, as well as updated forecasts for future years, supported the reversal of the valuation allowance during the nine months ended September 30, 2021.

    The following is a reconciliation of targeted net income per share to adjusted targeted net income per share for the full year ended December 31, 2022:

Net Income Per Share(1)
As targeted	$11.33 - $11.53
Impairment of Russian joint ventures	0.32
Restructuring expenses	0.04
Gain on full acquisition of IAS joint venture	(0.05)
Write-down of investment in Russian finance joint venture	0.06
As adjusted targeted(2)	$11.70 - $11.90
(1)    Net income per share amount is after tax.
(2)    The above reconciliation adjustments to full year 2022 targeted net income per share are based upon restructuring expenses and the other adjustments incurred during the nine months ended September 30, 2022. Full year expenses or benefits could differ based on future restructuring activity as well as other activities.

    The following table sets forth, for the three and nine months ended September 30, 2022 and 2021, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended September 30,			Change due to currency translation
	2022	2021	% change from 2021	$	%
North America	$910.5	$638.7	42.6%	$(5.9)	(0.9)%
South America	571.2	383.3	49.0%	(2.5)	(0.7)%
Europe/Middle East	1,390.1	1,462.4	(4.9)%	(286.4)	(19.6)%
Asia/Pacific/Africa	249.8	240.7	3.8%	(26.2)	(10.9)%
	$3,121.6	$2,725.1	14.5%	$(321.0)	(11.8)%

	Nine Months Ended September 30,			Change due to currency translation
	2022	2021	% change from 2021	$	%
North America	$2,351.4	$1,984.5	18.5%	$(12.8)	(0.6)%
South America	1,446.8	902.1	60.4%	38.9	4.3%
Europe/Middle East	4,260.8	4,424.8	(3.7)%	(630.9)	(14.3)%
Asia/Pacific/Africa	693.5	671.7	3.2%	(52.2)	(7.8)%
	$8,752.5	$7,983.1	9.6%	$(657.0)	(8.2)%